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                                                                 EXHIBIT (11)(b)

[Deloitte & Touche LLP letterhead]


            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to the Registration Statement (No. 33-2697) on Form N-1A of our report dated May 19, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004, Annual Report to Shareholders of each of the State Street Research High Income Fund and State Street Research Asset Allocation Fund (each a series of State Street Research Income Trust), which reports are also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
July 29, 2004